                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

               INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Pennsylvania Value Municipal Income Trust (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                               Votes     Votes
              Matters                           For     Withheld
              -------                        ---------- ---------
              (1). Albert R. Dowden......... 18,245,159 2,221,728
                   Eli Jones................ 18,296,590 2,170,297
                   Raymond Stickel, Jr...... 18,284,217 2,182,670

              (2). Prema Mathai-Davis.......      1,301         0